Exhibit 14

                                STERLING BANCORP

                       CODE OF BUSINESS CONDUCT AND ETHICS

      The Board of Directors of Sterling Bancorp (with its subsidiaries, the "Company") has adopted this Code of Business Conduct and Ethics (this "Code") to:

   o promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

   o  promote full, fair, accurate, timely and understandable disclosure;

   o promote compliance with applicable laws and governmental rules and regulations;

   o ensure the protection of the Company's legitimate business interests, including corporate opportunities, assets and confidential information; and

   o  deter wrongdoing

      All directors, officers and employees of the Company are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them. The Company's more detailed policies and procedures set forth in the Sterling Family of Companies Code of Conduct and the Sterling Family of Companies Employee Manual are separate requirements and are not part of this Code.

      For purposes of this Code, the "Code of Ethics Contact Person(s)" will be different for various employees, officers and directors. In the case of employees who do not report directly to the Company's Chief Executive Officer or the President, the Code of Ethics Contact Person will be the Director of Human Resources. For employees who report directly to the Company's Chief Executive Officer or the President, the Code of Ethics Contact Person will be the Chief Executive Officer. For the Chief Executive Officer and any director, the Code of Ethics Contact Person will be any member of the Audit Committee of the Board of Directors.

      From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for executive officers or directors of the Sterling Bancorp may be made only by the Board of Directors or a committee of the Board and must be promptly disclosed. Any waiver for other employees may be made by the Chief Executive Officer or the President.

I.    Honest and Candid Conduct

      Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.


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      Each director, officer and employee must:

   o Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company's policies.

   o Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies.

   o  Adhere to a high standard of business ethics.

II.   Conflicts of Interest

      A "conflict of interest" occurs when an individual's private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with a Code of Ethics Contact Person.

      Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, wherever possible, be avoided.

      In particular, clear conflict of interest situations involving directors, officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

   o  any significant ownership interest in any supplier or customer;

   o any consulting or employment relationship with any customer, supplier or competitor;

   o any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

   o the receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

   o being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

   o selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

      Such situations, if material, should always be discussed with a Code of Ethics Contact Person.

      Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to a member of his or her family.


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III.  Disclosure

      Each director, officer or employee involved in the Company's disclosure process, including the Chief Executive Officer, the Chief Financial Officer, the Treasurer and the Controller (the "Senior Financial Officers"), is required to be familiar with and comply with the Company's disclosure controls and procedures applicable to him or her so that the Company's public reports and documents filed with the Securities and Exchange Commission (the "SEC") comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company's other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

      Each director, officer or employee involved in the Company's disclosure process, including without limitation the Senior Financial Officers, must:

   o Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

   o Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations.

   o Review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

IV.   Compliance

      It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

      All employees must exercise due diligence in knowing their customers, complying with the Bank Secrecy Act and the USA Patriot Act.

      Generally, it is both illegal and against the Company's policy for any individual to profit from undisclosed information relating to the Company or any other company. Anyone who is aware of material nonpublic information relating to the Company may not purchase or sell any of the Company's securities. Information is "material" if an investor would consider it important when making an investment decision. Such information, such as future strategies, proposed acquisitions, earnings projections and the like, with regard to our customers and to the company itself must be kept strictly confidential. The Company's policy prohibits such information from being communicated to anyone, even within the Company itself, except on a "need-to-know" basis.

      The Company's trading prohibition outlined above also extends to members of the employee's immediate family and personal household and to all individuals


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connected with the Company, such as consultants and temporary employees, while the employee is in possession of material non-public information. Employees found to be violating this policy are subject to disciplinary action, up to and including termination, and then may also be subject to civil and/or criminal penalties for violations of, among other things, the federal and state securities laws. In addition, persons who pass inside information as a stock "tip" to others subject both themselves and the persons to whom they disclose such information to liability.

      If you are uncertain about the rules involving your purchase or sale of any Company securities or any securities in companies that you are familiar with by virtue of your work for the Company, you should consult with an attorney in the Legal Department before making any such purchase or sale.

V.    Reporting and Accountability

      The Audit Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify a Code of Ethics Contact Person promptly.

      Any questions relating to how these policies should be interpreted or applied should be addressed to a Code of Ethics Contact Person. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with a Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

      Each director, officer or employee must:

   o notify a Code of Ethics Contact Person promptly of any existing or potential violation of this Code.

   o not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

      The Audit Committee shall take all action it considers appropriate to investigate any violations reported to it. If a violation has occurred, the Company will take such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee.

      The Company will follow the following procedures in investigating and enforcing this Code, and in reporting on the Code:

   o Violations and potential violations will be reported by the Code of Ethics Contact Person to the Audit Committee, in the case of a violation by a director or executive officer, or to the President, in the case of a violation by any other employee, after appropriate investigation by the Director of Human Resources.

   o The Audit Committee will take all appropriate action to investigate any violations reported to it after appropriate investigation.


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   o  If the Audit Committee determines that a violation has occurred in the case of a violation by a director or executive officer, it will inform the Board of Directors. If the President determines that a material violation has occurred, in the case of a violation by any other employee, he or she will inform the Audit Committee, which will in turn inform the Board of Directors.

   o Upon being notified that a violation has occurred, the Board of Directors or the President, as appropriate, will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification to the SEC or other appropriate law enforcement authorities.

VI.   Corporate Opportunities

      Employees, officers and directors owe a duty to the Company to advance the Company's business interests when the opportunity to do so arises. Employees, officers and directors are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity, turned it down and has permitted such action in writing. More generally, employees, officers and directors are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

      Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Employees, officers and directors who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with a Code of Ethics Contact Person.

VII.  Confidentiality

      In carrying out the Company's business, employees, officers and directors often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Employees, officers and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of our Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

VIII. Fair Dealing

      We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each employee, officer and director should endeavor to deal fairly with the Company's customers, service providers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.


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IX.   Protection and Proper Use of Company Assets

      All employees, officers and directors should protect the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.


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